Exhibit 99.1

Block Communications, Inc. Reports Third Quarter 2004 Results

Toledo, OH- Tuesday, November 9, 2004
Block Communications, Inc. (the “Company”) today announced its results for the quarter ended September 30, 2004.

     The Company is a privately held diversified media company with primary operations in cable television, newspaper publishing and television broadcasting.

     The Company had approximately 147,600 basic cable subscribers at September 30, 2004, with cable systems based in Toledo and Sandusky, Ohio. The primary cable system is located in the greater Toledo, Ohio metropolitan area (including Michigan suburbs) and serves approximately 129,100 subscribers. Both the Toledo and the Erie County system located in Sandusky have been 100% rebuilt to 870 MHz.

     The Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, Ohio, with combined daily and Sunday average paid circulation of approximately 379,800 and 588,800, respectively as of September 30, 2004. The Company owns and operates four television stations- two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio- and is a two-thirds owner of a television station in Decatur, Illinois. The Company also has other communication operations including a telecom business and a home security business.

     For the three month period ended September 30, 2004, the Company had net revenues of $105.7 million, an increase of $4.6 million, or 4.5%, as compared to the same period of the prior year. This increase was attributable to revenue growth in all operating segments, as described below.

     Cable revenue for the quarter was $29.1 million, an increase of $1.6 million, or 6.0%, as compared to the same period of 2003. The increase in cable revenue was principally the result of an increase of $5.14, to $65.60, in the average monthly revenue per basic subscriber, based on the average number of subscribers throughout the quarter. An increase in the monthly basic cable service charge and continued rollout of new services drove the increase in average monthly revenue per subscriber. Average monthly high-speed data revenue per data customer of $42.97 decreased $2.46 as compared to the third quarter of 2003. The decrease in high-speed data average revenue resulted from packaging discounts and promotional offers, along with the launch of lower speed and lower-priced tiers designed to compete against dial-up internet and DSL services. For the quarter ended September 30, 2004, average monthly digital revenue per digital home was $14.78, an increase of $.66 as compared to the same period of the prior year. The increase in average digital revenue resulted from Video on Demand service, partially offset by packaging discounts and promotional offers. The discounts and promotional offers were continued throughout the third quarter of 2004 due to the increasingly competitive environment, primarily in the Toledo market.

     Revenue generating units increased in the high-speed data and digital categories during the three-month period ended September 30, 2004. The net increase in high-speed data subscribers totaled 2,610 and the net increase in digital homes totaled 3,055, during the quarter. This resulted in 35,643 high-speed data subscribers and 48,667 digital homes as of September 30, 2004. Basic subscribers at the end of the period totaled 147,566, a decrease of 488 in the third quarter of 2004. Buckeye CableSystem recognized a net decrease of 459 basic subscribers. This was due to a continuing increase in the number of disconnects resulting from economic conditions and continued competition. The Erie County system recognized a net decrease of 29 basic subscribers.

     Publishing revenue for the quarter was $62.5 million, an increase of $2.5 million, or 4.2%, as compared to the third quarter of 2003. The increase consisted of a $2.7 million, or 5.8%, increase in advertising revenue due primarily to increases in retail, national, and classified advertising of $1.3 million, or 5.6%, $739,000, or 11.7%, and $1.4 million, or 8.3%, respectively. Internet advertising also increased $187,000, or 26.8%, as compared to the three months ended September 30, 2003. These increases were partially offset by a decrease in other advertising revenue of $949,000. Circulation revenue decreased $340,000, or 2.8%, as compared to the same period of 2003, primarily due to a decrease in both daily and Sunday circulation compounded by declining average earned rates per copy. The variance in rates is the result of lower rates received from event, sponsor, and Newspapers In Education copies sold during the third quarter of 2004 as compared to the third quarter of 2003. Other revenue, which consists of third party and total market delivery, increased $102,000 as compared to the same quarter of the previous year.

     Broadcasting revenue for the quarter was $9.1 million, an increase of $139,000, or 1.6%, as compared to the three months ended September 30, 2003. The increase in broadcasting revenue was due to increases in national and political advertising of $74,000 and $542,000, respectively, partially offset by a decrease in local advertising of $507,000 and an increase in agency commissions of $90,000. Other revenue, which consists of network, production and trade, increased $120,000 as compared to the same period of the prior year.

     Other communications revenue from continuing operations for the quarter was $5.0 million, an increase of $309,000, or 6.6%, as compared to same period of the prior year. Telecom revenue for the quarter was $4.4 million, an increase of $124,000, due primarily to an increase in competitive access revenue of $370,000, resulting from a net increase of 114, or 17.5%, in the number of commercial telecom customers since the third quarter of 2003. Reciprocal compensation increased $214,000. This increase is due to the cycling of the FCC mandated reduction in reciprocal compensation which was effective in June 2003. These increases were partially offset by a decrease in local exchange revenue and carrier access billings of $267,000 and $169,000, respectively. Long-distance revenue for the third quarter 2004 decreased $24,000 as compared to the same period of the prior year. Revenue from the home security business increased $184,000 as compared to the third quarter of 2003 due to increases in number of unit sales and increases in the average revenue per installation.

     Operating expenses for the quarter were $108.1 million, an increase of $4.8 million, or 4.7%, as compared to the third quarter of 2003. The increase in operating expense was attributable to increased publishing and cable expenses, partially offset by decreased broadcasting, other communications, and corporate general and administrative expenses.

     Cable cost of revenue was $12.7 million, an increase of $1.3 million, or 11.5%, as compared to the same period of the prior year. The increase was primarily due to a $909,000, or 15.3%, increase in basic programming expenses, a $96,000, or 13.9%, increase in cable modem associated expenses, and a $257,000, or 59.7%, increase in programming expenses for the digital tier. Basic cable programming expenses increased due to price increases from programming suppliers and production expenses related to Buckeye Cable Sports Network. Cable modem expenses increased as a result of additional customer service representatives and network and product improvements implemented in response to subscriber growth. Programming expense for the digital tier increased due to an increase in the number of digital subscribers as compared to the same quarter of the prior year. Other departmental expenses increased marginally due to inflationary factors.

     Cable selling, general & administrative expense was $7.6 million, an increase of $1.8 million, or 31.1%. Marketing and advertising expense increased $258,000, or 18.7%, due to various promotional offers and advertising campaigns launched in response to increased competition. General and administrative expenses increased $1.5 million, or 41.7%, due to a loss on disposal of assets of $1.6 million during the third quarter of 2004 as compared to a loss of $21,000 for the same period of the prior year. The loss was recorded due to the early retirement and disposal of analog converters.

     Publishing cost of revenue was $44.3 million, an increase of $1.4 million, or 3.2%, over the three months ended September 30, 2003. The increase was partially due to a $792,000, or 10.5%, increase in the cost of newsprint and ink, resulting from a weighted-average price per ton increase of $55.13, or 11.7%, and a 1.0% increase in consumption from the same period of the prior year, partially offset by a decrease in ink expense. Departmental salaries and wages increased primarily due to contractual increases at the Pittsburgh Post-Gazette.

     Publishing selling, general and administrative expense was $19.1 million, an increase of $1.7 million, or 9.8%, primarily due to increases in the Post Gazette’s workers’ compensation costs of $2.3 million, as compared to the third quarter of 2003. These increases were offset by savings in the Post Gazette’s health insurance, other post-employment benefits, and administrative payroll of $652,000, $162,000, and $231,000, respectively. The Blade’s general and administrative costs, inclusive of employee benefits, increased $463,000, primarily due to increases in union pension, welfare benefits and workers’ compensation expense of $142,000, $89,000, and $225,000, respectively. Workers’ compensation expense at both newspapers increased as compared to the same period of the prior year due to an increase in the number of claims and the average dollar value associated with outstanding claims.

     Broadcasting cost of revenue was $4.9 million, a decrease of $157,000, or 3.1%, from the same period of the prior year, primarily due to decreases in engineering expense and broadcast film amortization of $85,000 and $177,000, respectively, partially offset by increases in news and programming departmental expenses of $77,000 and $68,000, respectively. Other departmental expenses reported favorable variances due to tight budgetary controls.

     Broadcasting selling, general and administrative expense was $3.4 million, an increase of $79,000, or 2.4%, due to a $171,000, or 8.4%, increase in general administrative expenses attributable to employee benefit costs. These administrative increases were partially offset by a decrease in selling and promotion expenses of $91,000, or 7.3%, due to tight budgetary controls.

     Other communications cost of revenue from continuing operations was $1.4 million, an increase of $63,000, or 4.9%, from the same period of 2003. Telecom cost of revenue decreased $121,000, or 10.4%, due primarily to a decrease in long-distance expense of $219,000, partially offset by increases in technical and network monitoring expenses of $73,000 and $33,000, respectively. Home security alarm system sales and monitoring cost of revenue increased $184,000 due primarily to increases in inventory obsolescence reserves, specifically related to inventory maintained for future warranty work.

     Other communications selling, general and administrative expense was $2.1 million, a decrease of $161,000, or 7.3%. Telecom selling, general and administrative expense decreased $136,000, or 7.3%, due primarily to a decrease in gross receipts tax of $279,000, partially offset by increases in sales and marketing expense of $104,000. Other administrative expenses increased due to general inflationary factors. Selling, general and administrative expenses for our residential security business decreased $25,000, or 7.0%, due to tight budgetary controls.

     Operating loss increased $219,000, to $2.5 million, as compared to the three months ended September 30, 2003. Cable operating income decreased $1.1 million due to increases in programming expenses and a loss on disposal of assets, partially offset by revenue growth generated from rate increases and rollout of new services. Publishing operating income decreased $596,000, primarily due to increased newsprint and employee related expenses, partially offset by advertising revenue growth. Broadcasting operating income increased $377,000 due to increases in advertising revenue and decreased operating expenses. Other communications operating income increased $416,000 due to revenue growth in both operating units and decreased telecom operating expenses. Operating loss attributable to corporate expenses decreased $645,000, due to overall decreases in legal and professional fees and general cost controls.

     For the three months ended September 30, 2004, we reported a net loss of $9.5 million, compared to a net loss of $1.5 million reported for the same period of the prior year. This increase in net loss is primarily due to an unfavorable variance of $5.9 million on the change in fair value of interest-rate swaps, an increase in interest expense of $214,000, and an increase in operating loss of $219,000. Furthermore, the provision for income taxes was $238,000 for the third quarter of 2004 compared to a credit for income taxes of $1.5 million for the same quarter of the previous year. The third quarter 2003 credit included a $1.2 million deferred tax credit. This variance is primarily due to the determination that a 100% valuation allowance of our deferred tax assets recorded in the fourth quarter of 2003 is still required as of September 30, 2004. The variance in the change in fair value of our non-hedge interest rate swaps is due to the specific swaps in effect during the two periods and changes in the interest rate environment. Discontinued operations generated a loss of $48,000, net of tax, during the third quarter of 2003.

     Depreciation and amortization decreased $643,000, or 4.9%, as compared to the same period of the prior year. The decrease was primarily due to a decrease in cable operations depreciation expense of $400,000 due to the disposal of analog converters during the third quarter of 2004, which were still being depreciated during the third quarter of 2003. In addition, broadcasting depreciation decreased $160,000, and corporate amortization expense decreased $103,000, due to the expiration of various non-compete agreements.

     Adjusted EBITDA increased $680,000, or 6.1%, as compared to the third quarter of 2003. A reconciliation of adjusted EBITDA to net income is provided below. Adjusted EBITDA as a percentage of revenue for the quarter ended September 30, 2004 increased to 11.1% from 11.0% for the quarter ended September 30, 2003. The increase in adjusted EBITDA as a percentage of revenue was primarily due to the increases in revenue from all operations, enhanced by decreases in broadcasting expenses, other communications expenses, and corporate general and administrative expenses, partially offset by increased publishing and cable operating expenses. Revenue growth is attributable to overall improvement in advertising sales, the continued rollout of high margin advanced cable products, and the increase in cable service charges. Net loss as a percentage of revenue was 9.0% as of September 30, 2004, as compared to net loss as a percentage of revenue at September 30, 2003 of 1.4%. This is primarily due to the unfavorable variance on the change in fair value of interest rate swaps and the credit for deferred taxes recorded in the third quarter of 2003 as discussed above.

     Net loss and adjusted EBITDA for the nine months ended September  30, 2004, as set forth below, reflect the implementation of FSP FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. In accordance with the guidance of FSP FAS 106-2, we have retroactively recognized the impact of anticipated subsidies and revised our results of operations for the first two interim periods of the current year, reducing operating expense by $996,000 for the six months ended June 30, 2004.

     Capital expenditures totaled $12.0 million, including capital leases, in each of the three month periods ending September 30, 2004 and September 30, 2003. Capital expenditures for the nine months ended September 30, 2004 and September 30, 2003 totaled $36.5 million and $35.5 million, including capital leases, respectively. Capital expenditures in 2004 were used primarily in the rebuild of the Erie County system, the Pittsburgh Post-Gazette facility upgrade, and the maintenance of other operating assets.

     As of September 30, 2004, the Company had $6.6 million in cash and cash equivalents and long-term funded debt of $262.1 million, excluding letters of credit and the $4.4 million adjustment to the carrying value of underlying debt recorded in accordance with SFAS No. 133. The ratio of long-term funded debt to EBITDA for the twelve months trailing September 30, 2004 was 4.39 to 1.0. Please refer to the reconciliation of Adjusted EBITDA to net income provided below. The ratio of long-term funded debt to net loss for the twelve months trailing September 30, 2004 was 5.85 to 1.0.

     For additional information on third quarter 2004 financial position, please contact Jodi Miehls, Treasurer, Block Communications, Inc. at 419-724-6257 or jmiehls@toledoblade.com.

Conference Call Information

     The Company will host a conference call to discuss its third quarter 2004 results on Wednesday, November 10, 2004 beginning at 3:00 p.m. Eastern Time Zone. Interested participants may access the call by dialing into our conference operator at 800-362-0571, conference ID: Block. A replay of the call will be available at 800-934-7836 beginning November 10, 2004 at 6:00 p.m. Eastern Time Zone until November 17, 2004 at midnight Eastern Time Zone.

Forward-Looking Statements

     Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements.

     Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors relating to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.

Results of Operations

Set forth below are the operating results for the quarters ended September 30, 2004 and 2003. A reconciliation of net loss to adjusted EBITDA is provided for the three- and nine-month periods ended September 30, 2004 and, 2003 and the twelve months ended December 31, 2003.

Block Communications, Inc., and Subsidiaries
Results of Operations

	Three months ended September 30,
	2004		2003
Revenue:
Publishing	$62,524,229	59.2%	$60,028,762	59.4%
Cable	29,086,989	27.5	27,441,732	27.2
Broadcasting	9,067,468	8.6	8,927,978	8.8
Other Communications	4,980,553	4.7	4,671,901	4.6

	105,659,239	100.0	101,070,373	100.0
Expense:
Publishing	63,404,814	60.0	60,343,364	59.7
Cable	20,223,457	19.1	17,116,830	16.9
Broadcasting	8,218,544	7.8	8,296,317	8.2
Other Communications	3,410,681	3.2	3,508,788	3.5
Corporate general and administrative	475,985	0.5	1,017,462	1.0
Depreciation and amortization	12,412,764	11.7	13,055,747	12.9

	108,146,245	102.4	103,338,508	102.2

Operating income (loss)	(2,487,006)	-2.4%	(2,268,135)	-2.2%
Nonoperating income (expense):
Interest expense	(5,009,451)		(4,795,664)
Change in fair value of interest rate swaps	(1,904,609)		4,007,138
Interest income	87,569		86,785

	(6,826,491)		(701,741)

Loss from continuing operations before income taxes and minority interest	(9,313,497)		(2,969,876)
Provision (credit) for income taxes	237,987		(1,485,070)
Minority interest	80,876		78,646

Loss from continuing operations	(9,470,608)		(1,406,160)
Loss on discontinued operations, net of tax	—		(48,473)

Net loss	(9,470,608)		(1,454,633)
Add:
Interest expense	5,009,451		4,795,664
Provision (credit) for income taxes	237,987		(1,447,189)
Depreciation	11,743,661		12,284,170
Amortization of intangibles and deferred charges	669,103		771,577
Amortization of broadcast rights	1,640,092		1,828,665
Loss on disposal of property and equipment	1,644,008		93,278
Change in fair value of interest rate swaps	1,904,609		(4,007,138)
Less:
Payments on broadcast rights	(1,603,902)		(1,769,823)

Adjusted EBITDA	$11,774,401		$11,094,571

Block Communications, Inc., and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA by Segment

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated
	Three months ended September 30, 2004
Net income (loss)	$(3,728,166)	$1,030,256	$369,711	$497,095	$(7,639,504)	$(9,470,608)
Adjustments to net income (loss):
Interest expense	49,604	—	—	—	4,959,847	5,009,451
Provision (credit) for income taxes	194,099	—	—	53,363	(9,475)	237,987
Depreciation	2,514,750	7,648,904	560,593	1,019,414	—	11,743,661
Amortization of intangibles and deferred charges	89,143	184,890	4,234	—	390,836	669,103
Amortization of broadcast rights	—	60,913	1,579,179	—	—	1,640,092
Film payments	—	(58,791)	(1,545,111)	—	—	(1,603,902)
(Gain) loss on disposal of assets	(125)	1,566,209	83,275	(5,351)	—	1,644,008
Change in fair value of derivatives	—	—	—	—	1,904,609	1,904,609

Adjusted EBITDA	$(880,695)	$10,432,381	$1,051,881	$1,564,521	$(393,687)	$11,774,401

	Three months ended September 30, 2003
Net income (loss)	$(1,949,271)	$1,403,788	$(93,661)	$203,255	$(1,018,744)	$(1,454,633)
Adjustments to net income (loss):
Interest expense	49,102	—	—	—	4,746,562	4,795,664
Provision (credit) for income taxes	(987,199)	687,966	87,766	(79,815)	(1,155,907)	(1,447,189)
Depreciation	2,485,218	8,049,246	720,625	1,029,081	—	12,284,170
Amortization of intangibles and deferred charges	88,283	184,890	4,234	—	494,170	771,577
Amortization of broadcast rights	—	72,770	1,755,895	—	—	1,828,665
Film payments	—	(68,219)	(1,701,604)	—	—	(1,769,823)
(Gain) loss on disposal of assets	(27,875)	21,248	66,247	33,658	—	93,278
Change in fair value of derivatives	—	—	—	—	(4,007,138)	(4,007,138)

Adjusted EBITDA	$(341,742)	$10,351,689	$839,502	$1,186,179	$(941,057)	$11,094,571

	Nine months ended September 30, 2004
Net income (loss)	$(6,372,426)	$6,335,520	$2,110,326	$1,881,569	$(14,709,405)	$(10,754,416)
Adjustments to net income (loss):
Interest expense	164,805	—	—	—	14,354,055	14,518,860
Provision (credit) for income taxes	383,104	—	2,000	53,363	(28,425)	410,042
Depreciation	7,332,645	24,378,313	1,928,218	3,148,973	—	36,788,149
Amortization of intangibles and deferred charges	267,429	554,672	12,704	—	1,324,063	2,158,868
Amortization of broadcast rights	—	180,773	4,543,882	—	—	4,724,655
Film payments	—	(173,162)	(4,637,151)	—	—	(4,810,313)
(Gain) loss on disposal of assets	(9,625)	1,837,508	86,438	(6,170)	—	1,908,151
Change in fair value of derivatives	—	—	—	—	(3,313,418)	(3,313,418)

Adjusted EBITDA	$1,765,932	$33,113,624	$4,046,417	$5,077,735	$(2,373,130)	$41,630,578

	Publishing	Cable	Broadcasting	Other	Corporate	Consolidated
	Nine months ended September 30, 2003
Net income (loss)	$(2,309,203)	$4,905,605	$549,870	$1,231,480	$(10,918,794)	$(6,541,042)
Adjustments to net income (loss):
Interest expense	147,821	—	—	—	14,868,373	15,016,194
Provision (credit) for income taxes	(184,994)	2,221,035	467,672	(307,737)	(5,345,724)	(3,149,748)
Depreciation	8,217,216	23,622,521	2,160,332	3,169,887	—	37,169,956
Amortization of intangibles and deferred charged	264,617	554,672	12,704	—	1,480,120	2,312,113
Amortization of broadcast rights	—	226,696	4,997,842	—	—	5,224,538
Film payments	—	(240,105)	(4,927,484)	—	—	(5,167,589)
(Gain) loss on disposal of assets	(37,375)	66,750	73,115	33,474	—	135,964
Change in fair value of derivatives	—	—	—	—	(1,776,801)	(1,776,801)
Loss on disposal of discontinued operation	—	—	—	235,591	—	235,591

Adjusted EBITDA	$6,098,082	$31,357,174	$3,334,051	$4,362,695	$(1,692,826)	$43,459,176

	Year ended December 31, 2003
Net income (loss)	$(3,344,323)	$6,344,950	$(3,889,472)	$1,444,709	$(41,127,456)	$(40,571,592)
Adjustments to Net Income:
Interest expense	1,742,049	—	—	—	17,891,217	19,633,266
Provision (credit) for income taxes	58,500	2,684,600	1,092,800	(528,750)	23,843,550	27,150,700
Depreciation	10,565,824	30,009,614	2,874,373	4,265,612	—	47,715,423
Amortization of intangibles and deferred charges	352,993	739,563	16,940	—	1,974,289	3,083,785
Amortization of broadcast rights	—	302,546	6,717,793	—	—	7,020,339
Film payments	—	(319,204)	(6,613,924)	—	—	(6,933,128)
Loss on disposal of assets	16,422	2,046,188	76,640	38,560	—	2,177,810
Change in fair value of derivatives	—	—	—	—	(3,908,162)	(3,908,162)
Impairment charge, net of minority interest	—	—	5,613,299	—	—	5,613,299
Loss on disposal of discontinued operation	—	—	—	569,015	—	569,015

Adjusted EBITDA	$9,391,465	$41,808,257	$5,888,449	$5,789,146	$(1,326,562)	$61,550,755